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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of The Dun & Bradstreet Corporation on Forms S-8 (File Nos. 2-53006, 33-21719, 33-25774, 33-27144, 33-44551, 33-49060, 33-51005, 33-56289, 33-64317, 333-15255,
333-40079 and 333-46615) and Form S-3 (File No. 333-40081) of our reports, which include an explanatory paragraph regarding the Company's change in certain revenue recognition accounting policies, dated February 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of The Dun & Bradstreet Corporation at December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which reports are incorporated by reference or included in this Annual Report on Form 10-K.

                                          /s/ COOPERS & LYBRAND L.L.P.

New York, New York
March 19, 1998